EXHIBIT 10.1

CLECO CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
(Level One)

This Executive Employment Agreement (the “Agreement”) is made and entered into by and between [Name] (“Executive”), and Cleco Corporation, a Louisiana corporation (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Executive Employment Agreement (Level 1) by and between the Company and Executive dated [Date] (the “Prior Agreement”).

1.           Employment; Term:

1.1           Position.  The Company shall employ and retain Executive as its [Title] or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein.  Executive’s duties and responsibilities shall be those assigned to him or her hereunder, from time to time, by the Chief Executive Officer of the Company and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company.  Executive shall report to the Company’s Chief Executive Officer.

1.2           Term.  Executive’s employment hereunder shall commence as of [Date] (the “Effective Date”) and shall continue for two successive years; provided that on the first anniversary of the Effective Date and each succeeding anniversary thereafter, this Agreement shall be renewed for an additional one-year term unless either party provides written notice to the other that this Agreement shall not be further renewed, such notice to be provided not later than 30 days prior to the end of the then-current term hereof (the period between the Effective Date and the expiration or termination of this Agreement referred to herein as the “Employment Term”).

1.3           Full Time and Attention.  During the Employment Term, Executive shall devote his or her full time and attention to the business of the Company and will not, without the prior written consent of the Chief Executive Officer of the Company, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his or her personal assets in businesses which do not compete with the Company, provided that such investments will not require any services on the part of Executive in the operation of the affairs of the businesses and that Executive’s participation is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

2.           Compensation and Benefits:

2.1           Base Compensation.  The Company shall pay Executive an annual salary equal to his or her annual base salary in effect as of the Effective Date, such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”).  Executive’s Base Compensation shall be reviewed not less often than annually and may be increased or reduced by the Board of Directors of the Company (the “Board”), in its sole discretion; provided, however, that Executive’s Base Compensation may not be reduced at any time unless such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.

2.2           Bonuses, Incentives and Other Benefits.  During the Employment Term, Executive shall be eligible for participation in the Company’s:

a.	Annual Incentive Compensation Plan (referred to as the “Incentive Plan”; any bonus paid thereunder referred to as an “Incentive Bonus”);

b.           2000 Long-Term Incentive Compensation Plan (the “Equity Incentive Plan”); and

c.           Supplemental Executive Retirement Plan (the “SERP”),

each as may be amended, restated, supplemented or replaced, from time to time, in accordance with its terms.

Executive further shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or any affiliate thereof, at least 80% of the common stock or other equity interests of which is owned, directly or indirectly, by the Company (an “Affiliate”), for the benefit of senior executives or employees of the Company.  Such plans, policies and programs may include, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans.  Any payments or benefits thereunder shall be subject to and determined in accordance with the specific terms and conditions of the documents evidencing any such separate plans, policies, and programs.

2.3           Reimbursement of Expenses.  The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his or her duties hereunder, consistent with the Company’s standard policies and annual budget.  The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures.

3.           Termination:

3.1           Termination Payments to Executive.  As otherwise provided in this Section 3, in the event of his or her termination of employment with the Company (the date of such termination referred to herein as Executive’s “Termination Date”), Executive may be paid:

a.
Executive’s Base Compensation in effect as of his or her Termination Date for the remainder of his or her Employment Term, such term determined as if the notice of nonrenewal described in Section 1.2 hereof was furnished to Executive as of the Termination Date, but in no event less than his or her annualized Base Compensation.

b.	Executive’s Incentive Bonus for the year in which his or her Termination Date occurs, prorated to reflect Executive’s actual period of service during such year.

c.	The Company shall, at the written request of Executive:

i.
Purchase of the principal residence occupied by Executive as of his or her Termination Date (Executive’s “Principal Residence”), provided such Principal Residence is located within 60 miles of Executive’s primary work location, for an amount equal to the greater of (x) the fair market value of such residence as determined by the Company’s third party relocation service, or (y) the purchase price of such residence and the documented cost of any capital improvements made to the such residence made by Executive, but not more than 120% of such purchase price; and

ii.
Pay or reimburse Executive for the cost of relocating Executive, his or her immediate family and their household goods and other personal property, in accordance with the Company’s usual relocation practice, to any location in the continental United States.

Notwithstanding the foregoing, the Company shall not be obligated hereunder, unless Executive actually relocates to a new principal residence that is more than 60 miles from his or her Principal Residence and Executive submits his or her written request to the Company for the purchase of such residence not later than 12 months after Executive’s Termination Date.  In any event, payment hereunder shall be made not later than December 31st of the calendar year following the year in which Executive’s Termination Date occurs.

d.
If Executive timely elects to continue coverage under the Company’s group medical plan within the meaning of Code Section 4980B(f)(2), the Company shall pay to the Executive an amount equal to the continuation coverage premium for the same type and level of coverage elected by Executive and/or his or her spouse or dependents for a period of 18 months or until the Executive secures other employment where group health insurance is provided, whichever period is shorter.

e.	Executive’s Incentive Bonus in the target amount, determined with respect to the year in which his or her Termination Date occurs.

Any amount or benefit provided hereunder shall be in lieu of any severance or other cash payment available under any severance pay plan or similar arrangement maintained by the Company or an Affiliate.  The amount and benefits described herein shall be in addition to any amount or benefit the Company is required by law to provide, including, without limitation, Executive’s accrued but unpaid wages, and any amount or benefit to which Executive may be entitled as of his or her Termination Date under any separation benefit or retirement plan maintained by the company or its Affiliates.

3.2           Waiver and Release.  Any amount payable to Executive under this Section 3, other than a payment on account of Executive’s death or Disability, shall be contingent upon Executive’s timely execution and delivery to the Company of a waiver and release in form and substance satisfactory to the Company.   If Executive fails to execute such a waiver and release at the time and in the manner requested by the Company, no payment, benefit or reimbursement shall be due hereunder.

3.3           Death or Disability.  If Executive dies or becomes Disabled during the Employment Term, Executive’s employment hereunder shall immediately terminate and the Company’s obligations hereunder shall cease.  In such event, the Company shall pay to Executive (or his or her estate) an amount determined in accordance with Section 3.1b hereof in the form of a single-sum at the time Executive would have otherwise received such bonus notwithstanding his or her death or Disability.   For purposes of this Section 3.3, Executive shall be deemed “Disabled” or a “Disability” shall be deemed to occur if Executive is actually receiving benefits under the Company’s separate long-term disability plan.

3.4           Company’s Termination for Cause.  This Agreement and Executive’s employment hereunder may be terminated by the Company on account of Cause.  In such event, no payments or benefits shall be due to Executive from the Company, except as may be required under a separate plan, policy or program evidencing a retirement or other benefit arrangement or as may be required by law to be provided.

For purposes of this Agreement, “Cause” means that Executive has:

a.
Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

b.
Committed intentional damage to the property of the Company and its Affiliates or Executive has committed intentional wrongful disclosure of proprietary information or Confidential Information (as defined in Section 5.2 hereof), which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

c.	Been convicted with no further possibility of appeal, or entered a guilty or nolo contendere plea, for a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of his or her position after written notice from the Company;

e.	Intentionally, recklessly or negligently violated any material provision of the Company’s code of conduct or equivalent code of policy that is applicable to Executive;

f.
Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision; or

g.	Failed to fully cooperate to the extent requested by the Company or an Affiliate with investigations by government or independent agencies involving the Company or an Affiliate.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

3.5           Executive’s Constructive Termination.  Executive may terminate this Agreement and his or her employment on account of a Constructive Termination. In such event, the Company shall pay or provide to Executive:

a.
The amounts determined under Sections 3.1a, 3.1d and 3.1e hereof, which shall be payable in the form of a single-sum 45 days after Executive’s Termination Date, provided that Executive has then satisfied all applicable conditions; and

b.	The benefit described in Section 3.1c hereof, subject to the terms and conditions set forth therein.

For purposes of this Agreement, “Constructive Termination” means:

a.	A material reduction (other than a reduction in pay uniformly applicable to all officers of the Company) in the amount of Executive’s Base Compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement; or

c.           A material breach of this Agreement by the Company.

No event or condition described in this Section 3.5 shall constitute a Constructive Termination unless (a) Executive provides to the Company written notice of his or her objection to such event or condition not later than 60 days after Executive first learns of such event or condition, (b) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than 30 days after receipt of notice, and (c) Executive resigns his or her employment with the Company and all Affiliates not more than 15 days following the expiration of the 30-day period described in subparagraph (b) hereof.

3.6           Termination by the Company, Without Cause.  The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 30 days prior written notice to Executive (or such shorter period as may be agreed upon by Executive and the Chief Executive Officer.  In such event, the Company shall pay or provide to Executive the amounts and benefits described in Section 3.5 hereof, subject to the terms and conditions set forth therein.

3.7           Termination by Executive.  Executive may terminate this Agreement and his or her employment hereunder, other than on account of Constructive Termination, upon 30 days prior written notice to the Company or such shorter period as may be agreed upon by the Chief Executive Officer and Executive.  In such event, no additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing a retirement or other benefit plan or as may be required by law to be provided.

3.8           Return of Property.  Upon termination of this Agreement for any reason, Executive  shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information that is in the possession or under the control of Executive, regardless of the form in which it is held or maintained.

3.9           Expiration of Agreement.  Upon expiration of the term of this Agreement, including any renewal thereof, the obligations of the Company hereunder shall cease.  Executive shall then be deemed to be an at-will employee of the Company or an Affiliate, as the case may be, subject to the rights and limitations attendant to such status.  He or she shall be and remain bound by the provisions of Section 5 hereof, which shall survive such expiration.

4.           Change in Control:

4.1           Waiver and Release.  Any amount payable to Executive under this Section 4, whether on account of Change in Control or a Business Transaction, shall be contingent upon Executive’s timely execution and delivery to the Company of a waiver and release in form and substance satisfactory to the Company.  If Executive fails to execute such a waiver and release at the time and in the manner requested by the Company, no payment, benefit or reimbursement shall be due hereunder.

4.2           Definitions.  The terms “Change in Control” and “Business Transaction” shall have the meanings ascribed to them in the Equity Incentive Plan, as the same may be amended from time to time.  The term “Good Reason” shall mean that in connection with a Change in Control:

a.
Executive’s Base Compensation in effect immediately before such Change in Control is reduced or there is a significant reduction or termination of Executive’s rights to any employee benefit in effect immediately prior to the change;

b.
Executive’s authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his or her employment with the Company or an Affiliate, he or she is unable to exercise the authority, power, duties and responsibilities contemplated in such section;

c.
Executive is required to be away from his or her office in the course of discharging his or her duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control; or

d.	Executive is required to transfer to an office or business location located more than 60 miles from the primary location to which he or she was assigned prior to the Change in Control.

No event or condition described in this Section 4.2 shall constitute Good Reason unless (a) Executive gives the Company written notice of his or her objection to such event or condition within 60 days after Executive first learns of it, (b) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice, and (c) Executive resigns his or her employment with the Company and its Affiliates not more than 60 days following the expiration of the 30-day period described in subparagraph (b) hereof.

4.3           Termination In Connection With a Change in Control.  If Executive’s employment is involuntarily terminated by the Company, without Cause, and other than on account of Executive’s death or Disability or Executive terminates his or her employment hereunder for Good Reason, either occurring during the 60-day period preceding or the 36-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise provided or payable hereunder:

a.
The Company shall pay to Executive an amount equal to three times the sum of Executive’s annualized Base Compensation and target bonus, each determined immediately before the consummation of the Change in Control, which amount shall be payable in the form of a single-sum 30 days after Executive’s Termination Date or the first business day thereafter;

b.	The Company shall provide to Executive the benefit described in Section 3.1c hereof, subject to the terms and conditions set forth therein;

c.
The Company shall pay to Executive the amount described in Section 3.1d hereof, subject to the terms and conditions set forth therein, but for a period of 36 months, which amount shall be payable in the form of a single-sum 30 days after Executive’s Termination Date or the first business day thereafter;

d.
The Company shall pay to Executive an amount equal to three times the maximum matching contribution determined under the Cleco Corporation 401(k) Savings and Investment Plan, as the same may be amended or restated from time to time, determined as if Executive deferred thereunder the maximum amount permitted under Code Section 402(g); such amount shall be paid in the form of a single-sum payment 30 days after Executive’s Termination Date or the first business day thereafter;

e.
Vesting shall be accelerated, any restrictions shall lapse, and all target and opportunity performance objectives shall be deemed satisfied at the maximum level as to any then outstanding grant or award made under the Equity Incentive Plan and/or the 2000 Long-Term Incentive Compensation Plan; Executive shall further be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award; and

f.
Executive shall be fully vested for purposes of any service or similar requirement imposed under the SERP, regardless of the actual number of his or her years of service; Executive shall be credited with an additional three years of age for purposes of determining his or her benefit percentage under the SERP, but in no event shall such benefit percentage be less than 50%; and Executive shall be credited with an additional three years of age for purposes of determining any reduction taken with respect to benefits commencing before Executive’s normal retirement date (as defined in such plan).

4.4           Tax Payment. If any payment to Executive pursuant to this Agreement or any other payment or benefit made for the benefit of Executive by the Company or an Affiliate in connection with a Change in Control is subject to the excise tax imposed under Code Section 4999 or any similar excise or penalty tax payable under any United States federal, state, local or other law, the Company shall pay to Executive an amount such that, after the payment by Executive of all taxes due on such amount, there remains a balance sufficient to pay the principal amount of such excise or penalty tax.  Executive shall promptly submit to the Company the amount to be paid under this Section 4.4, together with supporting documentation.  If Executive and the Company disagree as to such amount, an independent public accounting firm appointed by the Company shall make such determination, and such determination shall be final and binding on the parties hereto.  Any payment due hereunder shall be made by the Company in the form of a single-sum promptly, but in no event later than December 31st of the calendar year following the year in which Executive remits the amount of such excise or penalty tax to the Internal Revenue Service or other taxing authority.

4.5           Business Transaction Benefit.  If Executive’s employment with the Company and its Affiliates is involuntarily terminated by the Company in connection with a Business Transaction, other than on account of Cause, then Executive shall receive the benefits described in Sections 4.3e and 4.3f hereof.  Further, if Executive is not rehired by the successor or surviving entity involved in such transaction, the Company shall pay to Executive the amount described in Section 3.6 hereof, subject to the terms and conditions set forth therein.

5.           Limitations on Activities:

5.1.           Consideration for Limitation on Activities.  Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby acknowledged.

5.2           Confidential Information.  Executive recognizes and acknowledges that during the terms of his or her employment, he or she has and will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, (b) price, rate and volume data, future price and rate plans, and test data, (c) information related to product design and development, (d) computer software, customer lists, information obtained on competitors, and sales tactics, and (e) various other non-public trade or business information, including business opportunities, marketing or business diversification plans, acquisitions, methods and processes, and financial data and the like (collectively, the “Confidential Information”).  Executive agrees that he or she will not at any time, either while employed by the Company or afterwards, make any independent use of, or disclose to any other person or organization (except as authorized by the Company or pursuant to court order) any of the Confidential Information.

5.3           Non-Solicitation.  Executive agrees that during the one-year period commencing as of the date of voluntary termination by Executive as described in Section 3.7 hereof or the involuntary termination of Executive on account of Cause as described in Section 3.4 hereof, he or she shall not, directly or indirectly, for his or her own benefit or on behalf of another or to the Company’s or an Affiliate’s detriment:

a.	Hire or offer to hire any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company; or

c.	Solicit or divert or attempt to divert any customer or supplier of the Company or an Affiliate.

The provisions of this Section 5.3 shall apply in the locations set forth on Exhibit A hereto, as the same may be amended by the Company from time to time.  Executive acknowledges that the Company and its Affiliates are presently doing business in such locations and that during the Employment Term Executive will be required to provide services to or for the benefit of the Company or its Affiliates in such locations.

5.4           Business Reputation.  Executive agrees that during the Employment Term and at all times thereafter, he or she shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests, economic or otherwise, of the Company or an Affiliate.

5.5           Restrictions Reasonable.  The parties agree that each of the restrictions set forth in this Section 5 is intended to constitute a separate restriction.  Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.  The parties further agree that should a court or arbitrator determine that any restriction set forth herein is unenforceable, such court of arbitrator may reform such restriction to the extent necessary to provide for its enforcement under applicable law.

5.6           Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Sections 5.2, 5.3 or 5.4 hereof, Executive agrees that (a) the Company shall be entitled to a temporary restraining order or a preliminary injunction, without the necessity of posting bond in connection therewith, which may be obtained by means of a judicial proceeding notwithstanding the provisions of

Section 6.16 hereof, and (b) any additional payments or benefits due to Executive or his or her spouse or dependents under Sections 3 and 4 hereof shall be canceled and forfeited, except any amount tendered to Executive as consideration for his or her waiver and release.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

6.           General:

6.1           Specified Executive Delay.  In the event the Company determines that Executive is a “specified employee” within the meaning of Code Section 409A as of his or her Termination Date, then, notwithstanding any provision of this Agreement to the contrary, the Company shall postpone until the first business day of the seventh calendar month following Executive’s Termination Date (the “Delayed Payment Date”) any payment or benefit hereunder which is deemed on account of Executive’s separation from service and not otherwise permitted to be paid or furnished under Code Section 409A, including any regulation or guidance promulgated thereunder.  Any payment made as of Executive’s Delayed Payment Date shall include the principal amount of all payments suspended between Executive’s Termination Date and such date, without liability for interest or other loss of investment opportunity.

6.2           Mitigation Not Required.  Except as provided in Section 3.1d hereof, as a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.3           Attorneys’ Fees and Costs.  In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorney fees, of any arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by the Company.

After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement.  Accordingly, if, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, except as to any action brought to enforce the provisions of Section 5 hereof.  In such event, the Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

If Executive claims the reimbursement of fees, costs or expenses hereunder, Executive’s claim shall be made not later than the last day of the calendar year following the year in which the expense was incurred.  The Company shall pay such amount promptly, but not later than the last day of the calendar year following the year in which Executive claims reimbursement hereunder.

6.4           No Set-Off.  There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

6.5           Assistance with Litigation.  After Executive’s Termination Date and for a period of one year after the end of the last period with respect to which Executive will have received any compensation under this Agreement, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company or an Affiliate is then or may become involved.

6.6           Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7           Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive expressly acknowledges that this Agreement extinguishes, in their entirety, the rights and obligations of the parties under Executive’s Prior Agreement.

6.8           Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.9           Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

6.10           Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier to a telecopier number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:                                           Last address on file with the Company

If to the Company:                                    Cleco Corporation
                     2030 Donahue Ferry Road
                     Pineville, LA 71360
                     Telecopier: 318- 484-7777
                     Attention: Chief Executive Officer

or to such other addresses as a party may designate by notice to the other party.

6.11           Assignment.  This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, and their successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Executive, his or her heirs, estate, legatees and legal representatives.  If payments become payable to Executive’s surviving spouse or other assigns and such person thereafter dies, such payment will revert to Executive’s estate.

6.12           Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.13           Withholding.  As a condition of the receipt of any payment or benefit hereunder, the Company or an Affiliate shall be entitled to withhold any federal, state or local taxes required by law to be withheld.

6.14           Survival.  Notwithstanding anything herein to the contrary, to the extent applicable, the rights and obligations of the Company under Sections 3, 4, and 6 hereof and the rights and obligations of Executive under Sections 5 and 6, shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement.

6.15           Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.16           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both the Company and Executive hereby consent to this binding arbitration provision.

The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof.  The Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

This Executive Employment Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Cleco Corporation:	Executive:

By:

Its:	Date:

Date:

                    CLECO CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT A

This Exhibit A is intended to form a part of that certain Executive Employment Agreement by and between Cleco Corporation and [Name] effective as of [Date].  The parties agree that the proscriptions set forth in Section 5.3 thereof shall apply in the State of Louisiana, Parishes of:

Acadia
Allen
Avoyelles
Beauregard
Calcasieu
Catahoula
DeSoto
Evangeline
Grant
Iberia
Jefferson Davis
Lafayette
Natchitoches
Rapides
Red River
Sabine
St. Landry
St. Martin
St. Mary
St. Tammany
Vernon
Washington

Executive and the Company agree that the Company shall amend this Exhibit A, from time to time, to eliminate Parishes in which the Company is no longer doing business and to add Parishes in which the Company is currently doing business.